Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations 781 647 3900

Alere Inc. Announces Pricing of Senior Notes Offering

WALTHAM, Mass., November 29, 2012 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that, in connection with its previously announced private placement of senior notes due 2018, it entered into a purchase agreement with the initial purchasers of the notes on November 28, 2012. The notes have a coupon of 7.250% per annum and are being offered at par. The Company expects to complete the offering on or about December 11, 2012 and intends to use the net proceeds from the offering to repurchase any and all of its outstanding $250.0 million aggregate principal amount of 7.875% Senior Notes due 2016, to repay outstanding revolving borrowings in the aggregate principal amount of approximately $97.5 million under its credit agreement and for working capital and other general corporate purposes, including the financing of potential acquisitions or investments, stock repurchases and capital expenditures. The Company may also use a portion of the net proceeds to pay all or a portion of any post-closing payment, earn-out payment or other form of deferred or contingent consideration for previously completed acquisitions.

The notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The notes are not being registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the completion of the offering and the intended use of proceeds. These statements reflect the Company’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions and the satisfaction of applicable closing conditions. The Company undertakes no obligation to update any forward-looking statements contained herein.